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                   NATIONAL INSURANCE GROUP AND SUBSIDIARIES
EXHIBIT 11
                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
                 (in thousands of dollars except share amounts)
                                  (Unaudited)


In both 1994 and 1995 the Company had a loss per share, for which earnings per share is calculated based upon the number of shares outstanding.


                                     Second Quarter                          Six Months
                                     --------------                          ----------

                                   1995              1994                 1995              1994
                                   ----              ----                 ----              ----
Actual common shares
 outstanding                  4,678,729         4,908,169            4,678,729         4,908,169


                              ---------         ---------            ---------         ---------

Total weighted average
 shares outstanding           4,678,729         4,908,169            4,678,729         4,908,169
                              =========         =========            =========         =========

Net income (loss) per share   $    (.26)        $    (.20)           $    (.31)        $    (.14)
                              =========         =========            =========         =========


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